UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

VODAFONE GROUP PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

England	001-10086
(State or other jurisdiction of	(Commission file number)
incorporation or organization)

Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England

(Address of principal executive offices) (Zip code)

Maaike de Bie (Group General Counsel and Company Secretary)

tel +44 (0) 1635 33251

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended______.

1

Section 1 - Conflict Minerals Disclosures

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

Vodafone Group Public Limited Company’s Conflict Minerals Report for the reporting period January 1 to December 31, 2024 is provided in Exhibit 1.01 hereto and is publicly available within the company’s Responsible Minerals Report at: https://www.vodafone.com/our-purpose/reporting-centre.

Item 1.02 Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 - Exhibits

Item 3.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Vodafone Group Public Limited Company
(Registrant)

By:	/s/ M D B
Name: Maaike De Bie

Title: Group General Counsel and Company Secretary

Date: May 22, 2025

3